EXHIBITS 5.1 AND 23.1

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Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025	650 752 2000 tel 650 752 2111 fax

March 5, 2018

ViewRay, Inc.

2 Thermo Fisher Way

Oakwood Village, OH 44146

Ladies and Gentlemen:

ViewRay, Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission Registration Statements on Form S-3 (File Nos. 333-215815 and 333-217416) (the “Registration Statements”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including 4,090,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Shares”), 3,000,581 shares of the Company’s Series A convertible preferred stock, par value $0.01 per share (the “Preferred Shares,” and with the Common Shares, the “Shares”) and warrants (the “Warrants”) to purchase 1,418,116 shares of the Company’s common stock (the “Warrant Shares”) to be sold pursuant to the Amended and Restated Securities Purchase Agreement dated March 5, 2018 (the “Purchase Agreement”) by and among the Company, Strong Influence Limited, a British Virgin Islands corporation, and Fosun International Limited, a company organized under the laws of Hong Kong.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth hereto, we advise you that, in our opinion, (i) when the Shares have been issued and delivered against payment therefor in accordance with the terms of the Purchase Agreement, the Shares will be validly issued, fully paid and non-assessable, and (ii) when the shares of the Company’s common stock issuable upon conversion of the Preferred Shares (the “Underlying Shares”) are issued and delivered in accordance with the terms of the Company’s Amended and Restated Certificate of Incorporation and the Company’s Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock, dated March 5, 2018, such Underlying Shares will be validly issued, fully paid and non-assessable and (iii) the Warrants, when the Warrants are executed and delivered against payment therefor pursuant to the Purchase Agreement, will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to the validity, legally binding effect or enforceability of any provision in the Warrants that requires or relates to adjustments to the exercise price at a price or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture. As of the date hereof, the Warrant Shares have been duly authorized and reserved for issuance pursuant to the terms of the Warrants and, when issued and delivered upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable. The issuance of the Warrants and the Warrant Shares upon exercise of the Warrants is not subject to any preemptive or, to our knowledge, other similar rights.

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the General Corporation Law of the State of Delaware.

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We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company and its incorporation by reference into the Registration Statements and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement relating to the offering of the Shares and the Warrants, which is a part of the Registration Statements. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP